Exhibit 5.1

July 22, 2022

ADMA Biologics, Inc.
465 State Route 17
Ramsey, NJ 07446

RE:	ADMA Biologics, Inc., Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ADMA Biologics, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Company’s Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statements on Form S-8 (File Nos. 333-263345, 333-254770, 333-237658, 333-229921, 333-224492, 333‑220058 and 333-204590) (collectively, the “Original Registration Statements”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) relating to the registration by the Company of the offer and sale of up to an aggregate 20,963,208 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) that were previously registered under the Amended and Restated ADMA Biologics, Inc. 2014 Omnibus Incentive Compensation Plan, as amended (the “2014 Plan”).

On June 21, 2022 (the “Effective Date”), the Company’s stockholders approved the ADMA Biologics, Inc. 2022 Equity Compensation Plan (the “2022 Plan”). Following the approval of the 2022 Plan, no future awards will be granted under the 2014 Plan and (a) up to 5,714,620 shares of Common Stock (which reflects the number of shares of Common Stock that remained available for grants under the 2014 Plan as of the Effective Date) and (b) shares of Common Stock subject to awards outstanding as of the Effective Date under the 2014 Plan (to the extent such shares of Common Stock are, or become no longer issuable under the 2014 Plan and instead are, or become, issuable under the 2022 Plan) (the shares described under (a) and (b) together, the “Rollover Shares”) shall be available for issuance under the 2022 Plan.

In connection with this opinion letter, we have examined the Post-Effective Amendment, the Original Registration Statements and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended to date (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Post-Effective Amendment, (iv) the 2014 Plan, (v) the 2022 Plan and (vi) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that the Rollover Shares have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2022 Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the federal laws of the United States and the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Post-Effective Amendment.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP